Exhibit 10.16

SENIOR NOTE PURCHASE AGREEMENT

This SENIOR NOTE PURCHASE AGREEMENT (this “Agreement”) is dated as of September 29, 2014, and is made by and between Luther Burbank Corporation (“Borrower”), and each of the purchasers named on Schedule I hereto (each a “Purchaser” and collectively, the “Purchasers”).

RECITALS

A.                                    Borrower is a California corporation that is the sole stockholder of Luther Burbank Savings (“Bank”).

B.                                    The Purchasers have offered to purchase from Borrower Ninety Five Million Dollars ($95,000,000) in senior debt (the “Senior Debt”).

C.                                    Borrower has engaged Sandler O’Neill & Partners, L.P., as its exclusive placement agent (“Placement Agent”) for the offering of the Senior Debt.

D.                                    Borrower and Purchasers are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D as promulgated by the SEC under the Securities Act.

E.                                     Each Purchaser is willing to purchase from Borrower Senior Notes (as defined herein) in the respective amounts set forth in Schedule I in accordance with the terms, subject to the conditions of and in reliance on the recitals, representations, warranties, covenants and agreements set forth herein and in the Senior Notes.

In consideration of the mutual covenants, conditions and agreements herein contained, the parties hereto hereby agree as follows:

AGREEMENT

1.                                      DEFINITIONS.

1.1                               Defined Terms.  The following capitalized terms used in this Agreement and in the Senior Notes have the meanings defined or referenced below.

“Affiliate(s)” means, (i) with respect to any Person, such Person’s immediate family members, partners, members or parent and subsidiary corporations, and any other Person directly or indirectly Controlling, Controlled by, or under common Control with, said Person and their respective Affiliates, (ii) with respect to the Borrower, shall include any Person beneficially owning or holding, directly or indirectly, ten percent (10%) or more of any class of voting or Equity Interest of the Borrower or any Subsidiary or any corporation of which the Borrower and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, ten percent (10%) or more of any class of voting or Equity Interests, and (iii) solely in the case of Purchasers and their Affiliates, members, shareholders, directors, officers, employees, agents and representatives.

“Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.

“Applicable Depositary Procedures” has the meaning set forth in Section 5.12.3.

“Bank” has the meaning set forth in Recital A hereto.

“Borrower” has the meaning set forth in the preamble hereto and shall include any successor to Borrower by merger or consolidation.

“Borrower’s Liabilities” means Borrower’s obligations under this Agreement and the Senior Notes.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in California are permitted or required by any applicable law or executive order to close.

“Closing” has the meaning set forth in Section 2.7.

“Closing Date” means September 29, 2014.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Condition or Release” means any presence, storage, transportation, discharge, disposal, release or threatened release of any Hazardous Materials.

“Control”, “Controlled”, or “Controlling” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Depositary” has the meaning set forth in Section 5.12.1.

“Disbursement” has the meaning set forth in Section 3.1.

“DTC” has the meaning set forth in Section 5.12.1.

“Equity Interest” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person which is not a corporation and any and all warrants, options or other rights to purchase any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Borrower under section 414 of the Code.

“Event of Default” has the meaning set forth in the Senior Notes.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“Existing Debt” means the Borrower’s 2009 Senior Unsecured Term Notes in the aggregate principal amount of (a) Twenty Seven Million Nine Hundred Sixty Nine Thousand Eight Hundred Seventy-Five and 37/100 Dollars ($27,969,875.37) with a maturity date of October 16, 2014 and (b) Thirty Four Million Seven Hundred Thirty-Two Thousand One Hundred Eighty-Two and 93/100 Dollars ($34,732,182.93) with a maturity date of December 30, 2014 or thereafter.

“FDIC” means the Federal Deposit Insurance Corporation.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America.

“Global Senior Note” has the meaning set forth in Section 5.12.1.

“Governmental Agency(ies)” means, individually or collectively, any federal, state, county or local governmental department, commission, board, regulatory authority or agency with jurisdiction over Borrower or Bank, as applicable.

“Governmental Licenses” has the meaning set forth in Section 4.3.

“Hazardous Materials” means oil, flammable explosives, asbestos, urea formaldehyde insulation, polychlorinated biphenyls, radioactive materials, hazardous wastes, toxic or contaminated substances or similar materials, including, without limitation, any substances which are “hazardous substances,” “hazardous wastes,” “hazardous materials” or “toxic substances” under the Hazardous Materials Laws and/or other applicable environmental laws, ordinances or regulations.

“Hazardous Materials Laws” mean any laws, regulations, permits, licenses or requirements pertaining to the protection, preservation, conservation or regulation of the environment which relates to real property, including: the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environment Response, Compensation and Liability Act of 1980, as amended (including the Superfund Amendments and Reauthorization Act of 1986), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651, the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; and all comparable state and local laws, laws of other jurisdictions or orders and regulations.

“Indebtedness” means and includes:  (a) all items arising from the borrowing of money that, according to GAAP as in effect from time to time, would be included in determining total liabilities as shown on the consolidated balance sheet of Borrower or any Subsidiary of

Borrower; and (b) all obligations secured by any lien in property owned by Borrower whether or not such obligations shall have been assumed; provided, however, Indebtedness shall not include deposits or other indebtedness created, incurred or maintained in the ordinary course of Borrower’s business (including, without limitation, federal funds purchased, advances from any Federal Home Loan Bank or Federal Reserve Bank, secured deposits of municipalities, letters of credit issued by Borrower’s depository institution and repurchase arrangements) and consistent with customary banking practices and applicable laws and regulations.

“Junior Subordinated Debt” means the Borrower’s junior subordinated notes in the aggregate amount of Sixty One Million Eight Hundred Fifty Seven Thousand and 00/100 Dollars ($61,857,000.00) with maturity dates of June 15, 2036 and June 15, 2037.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement capital lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Borrower and its Subsidiaries taken as a whole.

“Material Adverse Effect” means, with respect to any Person, any change or effect that (i) is or would be reasonably likely to be material and adverse to the financial position, results of operations, business or prospects of such Person or its Subsidiaries, or (ii) would materially impair the ability of any Person to perform its respective obligations under this Agreement or the Senior Notes, or otherwise materially impede the consummation of the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of (1) changes in banking and similar laws, rules or regulations of general applicability or interpretations thereof by Governmental Agencies, (2) changes in GAAP or regulatory accounting requirements applicable to financial institutions and their holding companies generally, (3) changes after the date of this Agreement in general economic or capital market conditions affecting financial institutions or their market prices generally and not specifically related to Borrower, Bank or Purchasers, (4) direct effects of compliance with this Agreement on the operating performance of Borrower, Bank or Purchasers, including expenses incurred by Borrower, Bank or Purchasers in consummating the transactions contemplated by this Agreement, and (5) the effects of any action or omission taken by Borrower with the prior written consent of Purchasers, and vice versa, or as otherwise contemplated by this Agreement and the Senior Notes.

“Maturity Date” means September 30, 2024.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“Person” means an individual, corporation (whether or not for profit), partnership, limited liability company, joint venture, association, trust, unincorporated organization, government or any department or agency thereof (including a Governmental Agency) or any other entity or organization.

“Placement Agent” has the meaning set forth in Recital C hereto.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title IV of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Borrower or any ERISA Affiliate or with respect to which the Borrower or any ERISA Affiliate may have any liability.

“Property” means any real property owned or leased by Borrower or any Affiliate or Subsidiary.

“Purchaser” has the meaning set forth in the preamble hereto.

“QIB” has the meaning set forth in Section 6.6.

“Redemption Date” has the meaning set forth in Section 2.5.1.1.

“SEC” means Securities and Exchange Commission.

“Secondary Market Transaction” has the meaning set forth in Section 5.10.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Debt” has the meaning set forth in Recital B hereto.

“Senior Note” means the Senior Note (or collectively, the “Senior Notes”) in the form attached as Exhibit A hereto, as amended, restated, supplemented or modified from time to time and each Senior Note delivered in substitution or exchange for such Senior Note.

“Subsidiary” means with respect to any Person, any corporation or entity in which a majority of the outstanding Equity Interest is directly or indirectly owned by such Person.

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Voting Stock” means stock having voting power for the election of directors, or trustees, as the case may be, whether at all times or only so long as no senior class of stock has voting power by reason of any contingency.

1.2                               Interpretations.  The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined.  The words “hereof”, “herein” and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “including” when used in this Agreement without the phrase “without limitation,” shall mean “including, without limitation.” All references to time of day herein are references to Pacific time unless otherwise specifically provided.  All references to the Agreement and Senior Notes shall be deemed to be to such documents as amended, modified or restated from time to time.  With respect to any reference in this Agreement to any defined term, (a) if such defined term refers to a Person, then it shall also mean all heirs, legal representatives and permitted successors and assigns of such Person, and (b) if such defined term refers to a document, instrument or agreement, then it shall also include any replacement, extension or other modification thereof.

1.3                               Exhibits Incorporated.  All schedules and exhibits attached are hereby incorporated into this Agreement.

2.                                      SENIOR DEBT.

2.1                               Certain Terms.

2.1.1                     Subject to the terms and conditions herein contained, Borrower proposes to sell to the Purchasers, severally and not jointly, Senior Notes in an amount equal to the Senior Debt.  The Purchasers, severally and not jointly, each agree to purchase the Senior Debt from Borrower on the Closing Date in accordance with the terms of, and subject to the conditions and provisions set forth in this Agreement and the Senior Notes, in the principal amount specified opposite each such Purchaser’s name on Schedule I hereto at the purchase price of 100% of such indicated principal amount.  As a several (and not joint) obligation, no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

2.1.2                     The Senior Debt shall be disbursed in accordance with Section 3.  The Senior Debt shall bear interest at the rates per annum, be issued in denominations, and be payable as set forth in the Senior Note.  The unpaid principal balance of the Senior Debt plus all accrued but unpaid interest thereon shall be due and payable on the Maturity Date, or such earlier date on which such amount shall become due and payable in accordance with the terms of the Senior Notes or this Agreement.

2.2                               The Senior Notes.  The payment obligations of the Borrower shall be evidenced by the Senior Notes.

2.3                               Maturity Date.  On the Maturity Date, all sums due and owing under this Agreement and the Senior Notes shall be repaid in full.  Borrower acknowledges and agrees that Purchasers have not made any commitments, either express or implied, to extend the terms of the Senior Notes past their Maturity Date, and shall not extend such terms beyond the Maturity Date unless Borrower and Purchasers hereafter specifically otherwise agree in writing as set forth in Section 8.3 hereof.

2.4                               Payment of Notes.

2.4.1                     Place of Payment.  Subject to Section 2.4.2, payments of principal, premium, if any, and interest becoming due and payable on the Senior Notes shall be made in Santa Rosa, California, at the principal office of the Borrower.  The Borrower may at any time, by notice to each holder of a Senior Note, change the place of payment of the Senior Notes so long as such place of payment shall be either the principal office of the Borrower in such jurisdiction or the principal office of a bank or trust company in such jurisdiction

2.4.2                     Home Office Payment.  So long as any Purchaser or its nominee shall be the holder of any Senior Note, and notwithstanding anything contained in Section 2.4.1 or in such Senior Note to the contrary, the Borrower will pay all sums becoming due on such Senior Note for principal, premium, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule I, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Borrower in writing for such purpose, without the presentation or surrender of such Senior Note or the making of any notation thereon, except that upon written request of the Borrower made concurrently with or reasonably promptly after payment or prepayment in full of any Senior Note, such Purchaser shall surrender such Senior Note for cancellation, reasonably promptly after any such request, to the Borrower at its principal executive office or at the place of payment most recently designated by the Borrower pursuant to Section 2.4.1.  Prior to any sale or other disposition of any Senior Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Senior Note to the Borrower in exchange for a new Senior Note or Senior Notes pursuant to Section 8.5.2.  The Borrower will afford the benefits of this Section 2.4.2 to any holder of Senior Notes that is the direct or indirect transferee of any Senior Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Senior Note as the Purchasers have made in this Section 2.4.2.

2.4.3                     Payments Due on Non-Business Days.  Anything in this Agreement or the Senior Notes to the contrary notwithstanding (but without limiting the requirement in Section 2.5 that the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or premium, if any, or interest on any Senior Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Senior Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

2.5                               Optional Redemption.

2.5.1                     Redemption Price.

2.5.1.1                                   Prior to August 31, 2024, Borrower shall have the right to redeem the Senior Notes, in whole or in part, on any Business Day and from time to time, at its option, at a redemption price equal to the greater of:

(A)                               100% of the principal amount of the Senior Notes to be redeemed; or

(B)                               the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption (the “Redemption Date”), discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Senior Note), plus 30 basis points, plus in each case any accrued and unpaid interest thereon to, but excluding, the Redemption Date.

2.5.1.2                                   On or after August 31, 2024, Borrower shall have the right to redeem the Senior Notes, in whole or in part, on any Business Day and from time to time, at its option, at a redemption price equal to 100% of the principal amount of the Senior Notes to be redeemed plus any accrued and unpaid interest thereon to, but excluding, the Redemption Date.

2.5.2                     Notice of Redemption.  Borrower shall mail notice of redemption under Section 2.5 to the holders of the Senior Notes to be redeemed not less than thirty (30) nor more than sixty (60) days prior to the Redemption Date and shall redeem the Senior Notes ratably with all other holders of the Senior Notes issued pursuant to this Agreement.  Interest shall cease to accrue on the Senior Notes or portions of the Senior Notes called for redemption on and after the Redemption Date and Borrower shall pay accrued and unpaid interest on the principal amount of the Senior Notes being redeemed to, but not including, the Redemption Date.

2.6                               Unsecured Facility.  The obligations of Borrower to Purchasers under the Senior Notes shall be unsecured.

2.7                               Closing.  The execution and delivery of the Agreement and Senior Notes (the “Closing”) shall occur on the Closing Date, or at such other date as the parties hereto may agree.

2.8                               Payments.  Borrower agrees that matters concerning payments and application of payments shall be as set forth in this Agreement and in the Senior Notes.

2.9                               Right of Offset.  Each Purchaser hereby expressly waives any right of offset it may have against Borrower.

2.10                        Ranking. The Indebtedness of the Borrower arising under or in connection with this Agreement and every outstanding Note issued under this Agreement constitutes and will constitute a senior unsecured general obligation of the Borrower, ranking equally with the Existing Notes and certain trade debt of the Borrower not to exceed Two Million Dollars ($2,000,000) and ranking senior in right of payment to the Junior Subordinated Debt and any future Indebtedness of the Borrower that is expressly made subordinate to the Notes by the terms of such Indebtedness.

3.                                      DISBURSEMENT.

3.1                               Disbursement.  At the Closing Date, assuming all of the terms and conditions set forth in Section 3.2 have been satisfied by Borrower and Borrower has executed and delivered to each Purchaser the Agreement and a Senior Note in the principal amount set forth on Schedule I hereto with an aggregate principal amount of at least $75,000,000, each Purchaser shall disburse the amount set forth next to its name on Schedule I hereto to Borrower for the Senior Notes (the “Disbursement”).  Such sale of Senior Notes to each Purchaser shall occur contemporaneously to the extent reasonably practicable.

3.2                               Conditions Precedent to Disbursement.  In conjunction with and as additional (but independent) supporting evidence for certain of the covenants, representations and warranties made by Borrower herein, prior to and as a condition of the Disbursement, Borrower shall deliver or cause to be delivered to each Purchaser each of the following:

3.2.1                     Transaction Documents.  The Agreement and the Senior Notes.

3.2.2                     Authority Documents.

3.2.2.1                                   A copy, certified by the Secretary or Assistant Secretary of Borrower, of the Articles of Incorporation of Borrower;

3.2.2.2                                   A copy, certified by the Secretary or Assistant Secretary of Borrower, of the Bylaws of Borrower;

3.2.2.3                                   A copy, certified by the Secretary or Assistant Secretary of Borrower, of the resolutions of the board of directors of Borrower authorizing the execution, delivery and performance of this Agreement and the Senior Notes; and

3.2.2.4                                   An incumbency certificate of the Secretary or Assistant Secretary of Borrower certifying the names of the officer or officers of Borrower authorized to sign this Agreement, the Senior Notes and the other documents provided for in this Agreement, together with a sample of the true signature of each such officer (a Purchaser may conclusively rely on such certificate until formally advised by a like certificate of any changes therein).

3.2.3                     Private Placement Number.  A Private Placement Number issued by CUSIP Global Services, managed by Standard & Poor’s Financial Services LLC on behalf of The America Bankers Association, shall have been obtained for the Senior Notes.

3.2.4                     Changes in Corporate Structure.  The Borrower shall not have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following June 30, 2014.

4.                                      REPRESENTATIONS AND WARRANTIES OF BORROWER.

Borrower hereby represents and warrants to each Purchaser as follows:

4.1                               Organization and Authority.

4.1.1                     Organization Matters.  Borrower is validly existing and in good standing under the laws of California and has all requisite corporate power and authority, and possesses all licenses necessary, to conduct business and activities as presently conducted, to own its properties and to perform its obligations under this Agreement.  The deposit accounts of Bank are insured by the FDIC up to applicable limits.  Bank has not received any notice or other information indicating that Bank is not an “insured depository institution” as defined in 12 U.S.C. Section 1813, nor has any event occurred which could reasonably be expected to adversely affect the status of Bank as an FDIC-insured institution.  Borrower and its Subsidiaries have made payments of all franchise and similar taxes in all of the respective jurisdictions in which they are incorporated, chartered or qualified, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, or income, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any such taxes (i) where the failure to pay such taxes will not have a Material Adverse Effect on Borrower, (ii) the validity of which is being contested in good faith or (iii) for which proper reserves have been set aside on the books of Borrower or any applicable Subsidiary, as the case may be.  The Borrower knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect

4.1.2                     Capital Stock and Related Matters.  All of the outstanding capital stock of Bank is owned beneficially and of record by Borrower and has been duly authorized and validly issued and is fully paid and nonassessable.  There are, as of the date hereof, no outstanding options, rights, warrants or other agreements or instruments obligating Bank to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Bank or obligating Bank to grant, extend or enter into any such agreement or commitment to any Person other than Borrower.

4.1.3                     Subsidiaries.  Each Subsidiary of Borrower is validly existing and in good standing under the laws of its jurisdiction or organization, and each Subsidiary has all requisite power and authority, corporate or otherwise, and possesses all material licenses necessary, to conduct its business and own its properties.

4.2                               No Impediment to Transactions.

4.2.1                     Transaction is Legal and Authorized.  The issuance of the Senior Debt, the borrowing of the principal amount of the Senior Notes, the execution of this Agreement and the Senior Notes and compliance by Borrower with all of the provisions of this Agreement and the Senior Notes are within the corporate and other powers of Borrower.  This Agreement and the Senior Notes have been duly authorized, executed and delivered, and, assuming due authorization, execution and delivery by the other parties thereto, are the legal, valid and binding obligations of Borrower, enforceable in accordance with their terms.

4.2.2                     No Defaults or Restrictions.  Neither the execution and delivery of the Agreement or the Senior Notes nor compliance with their terms and conditions will (a) violate, conflict with or result in a breach of, or constitute a default under: (i) any of the terms, obligations, covenants, conditions or provisions of any corporate restriction or of any contract, agreement, indenture, mortgage, deed of trust, pledge, bank loan or credit agreement, charter, bylaw or any other agreement or instrument to which Borrower, Bank or any other Subsidiary is now a party or by which any of them or any of their properties may be bound or affected; (ii) any judgment, order, writ, injunction, decree or demand of any court, arbitrator, grand jury, or Governmental Agency; or (iii) any statute, rule or regulation applicable to Borrower or Bank, except, in each such case, for such violations and conflicts that would not reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect on such Person, or (b) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any property or asset of Borrower, Bank or any other Subsidiary.  None of Borrower, Bank or any other Subsidiary is in default in the performance, observance or fulfillment of any of the terms, obligations, covenants, conditions or provisions contained in any indenture or other agreement creating, evidencing or securing Indebtedness of any kind or pursuant to which any such Indebtedness is issued, or other agreement or instrument to which Borrower, Bank or any other Subsidiary is a party or by which Borrower, Bank or any other Subsidiary or their respective properties may be bound or affected, except, in each case, only such defaults that would not reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect on Borrower, Bank or any other Subsidiary.

4.2.3                     Governmental Consent.  Any governmental orders, permissions, consents, approvals or authorizations required to be obtained by Borrower have been obtained, and any registrations or declarations required to be filed by Borrower in connection with, or contemplation of, the execution and delivery of, and performance under, this Agreement and the Senior Notes have been filed.

4.2.4                     No Prohibition by Regulators.  The Borrower has not received notice, nor is it aware, of any order, action, suit, proceeding, or proclamation of any entity having regulatory authority over it or its business operations that would preclude or would be violated by the Borrower’s entering into this Agreement and delivery of the Senior Notes.

4.3                               Possession of Licenses and Permits.  Each of Borrower and the Subsidiaries possesses such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate Governmental Agencies necessary to conduct the business now operated by it except where the failure to possess such Governmental Licenses would not, singularly or in the aggregate, have a Material Adverse Effect on Borrower; each of the Borrower and its Subsidiaries is in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate have a Material Adverse Effect on Borrower; all of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not have a Material Adverse Effect on Borrower; and neither Borrower nor any Subsidiary of Borrower has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses.

4.4                               Financial Condition.

4.4.1                     Borrower Financial Statements.  The financial statements of Borrower provided to Purchasers (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Borrower; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Borrower, for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Borrower have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.  Crowe Horwath LLP, or its predecessor, Perry Smith LLP, has served as independent registered public accountant for Borrower, for all periods covered in the financial statements.  Borrower does not have any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Borrower (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2014 or in connection with this Agreement and the transactions contemplated hereby.

4.4.2                     Absence of Default.  No event has occurred which either of itself or with the lapse of time or the giving of notice or both, would give any creditor of Borrower or Bank the right to accelerate the maturity of any material Indebtedness of Borrower or Bank.  Neither Borrower nor Bank is in default under any other lease, agreement or instrument, or any law, rule, regulation, order, writ, injunction, decree, determination or award, non-compliance with which could reasonably be expected to result in a Material Adverse Effect on Borrower or Bank.

4.4.3                     Solvency.  After giving effect to the consummation of the transactions contemplated by this Agreement, Borrower has capital sufficient to carry on its business and transactions and all businesses and transactions in which it is about to engage and is solvent and able to pay its debts as they mature.  No transfer of property is being made and no indebtedness is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Borrower, Bank or any other Subsidiary

4.4.4                     Future Indebtedness; Limitations on Indebtedness.  Except as may be otherwise disclosed in this Agreement, as of the date hereof neither the Borrower nor any Subsidiary (a) has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property (including the Property), whether now owned or hereafter acquired, to be subject to a Lien or (b) is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Borrower or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Borrower.

4.5                               No Material Adverse Change.  Since June 30, 2014, neither the business, operations, properties nor assets of Borrower, Bank or any other Subsidiary have been materially and adversely affected in any way, as the result of any act or event, including, fire, explosion, accident, act of God, strike, lockout, flood, drought, storm, earthquake, combination of workmen or other labor disturbance, riot, activity of armed forces or of the public enemy, embargo, or nationalization, condemnation, requisition or taking of property, or cancellation or modification of contracts, by any domestic or foreign government or any instrumentality or agency thereof.  Since June 30, 2014, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect on Borrower, Bank or any other Subsidiary other than changes arising from transactions in the ordinary course of business, and none of such changes has been materially adverse, whether in the ordinary course of business or otherwise.

4.6                               Legal Matters.

4.6.1                     Compliance with Law.  Borrower, Bank and the other Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government, or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties, except where any such failure to comply would not reasonably be expected to have a Material Adverse Effect on Borrower, Bank or any other Subsidiary.

4.6.2                     Pending Litigation.  There are no actions, suits, proceedings or written agreements pending, or, to Borrower’s knowledge, threatened or proposed, against Borrower, Bank or any other Subsidiary at law or in equity or before or by any federal, state, municipal, or other governmental department, commission, board, or other administrative agency, domestic or foreign, that, either separately or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Borrower, Bank or any other Subsidiary or affect issuance or payment of the Senior Notes; and none of Borrower, Bank or any other Subsidiary is in default with respect to any order, writ, injunction, or decree of, or any written agreement with any court, commission, board or agency, domestic or foreign, that either separately or in the aggregate, will have a Material Adverse Effect on Borrower, Bank or any other subsidiary.

4.6.3                     Environmental.  Except as would not reasonably be expected to have a Material Adverse Effect, no Property is or, to Borrower’s knowledge, has been a site for the generation, storage, treatment, release, discharge, disposal, or transportation of any Hazardous Materials and neither Borrower, Bank nor any other Subsidiary has engaged in such activities.  Each Property, and Borrower, Bank and each other Subsidiary, are in compliance with all Hazardous Materials Laws.  There are no claims or actions pending or, to Borrower’s knowledge, threatened against Borrower, Bank or any other Subsidiary by any Governmental Agency or by any other Person relating to any Hazardous Materials or pursuant to any Hazardous Materials Law

4.6.4                     Compliance with ERISA.

4.6.4.1                                   The Borrower and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect.  Neither the Borrower nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties (including any Property) or assets of the Borrower or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or section 4068 of ERISA, other than such liabilities or Liens as would not be individually or in the aggregate Material.

4.6.4.2                                   The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities in an amount that could reasonably be expected to result in a Material Adverse Effect.  The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

4.6.4.3                                   The Borrower and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

4.6.4.4                                   The expected post-retirement benefit obligation (determined as of the last day of the Borrower’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries have not resulted in and could not reasonably be expected to result in a Material Adverse Effect.

4.6.4.5                                   The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code.

4.6.5                     Foreign Assets Control Regulations, Etc.

4.6.5.1                                   Neither the sale of the Senior Notes by the Borrower hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

4.6.5.2                                   Neither the Borrower nor any Subsidiary (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) engages in any dealings or transactions with any such Person.  The Borrower and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

4.6.5.3                                   No part of the proceeds from the sale of the Senior Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Borrower.

4.6.6                     Brokerage Commissions.  Neither Borrower nor any Affiliate of Borrower is obligated to pay any brokerage commission or finder’s fee to any Person in connection with the transactions contemplated by this Agreement except to Placement Agent.

4.6.7                     No Registration.  It is not necessary in connection with the offer, sale and delivery of the Senior Notes to Purchasers to register the Senior Notes under the Securities Act or the laws of any other jurisdiction.

4.6.8                     Reporting Compliance.  Borrower is not subject to the reporting requirements of Section 13 and Section 15(d), as applicable, of the Exchange Act.

4.7                               Borrower Status.

4.7.1                     Investment Company Act.  Borrower is not an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

4.7.2                     No Burdensome Agreements.  None of Borrower, Bank or any other Subsidiary is a party to any agreement, instrument or undertaking or subject to any other restriction (a) which currently has a Material Adverse Effect on Borrower, Bank or any other Subsidiary, or (b) under or pursuant to which Borrower, Bank or any other Subsidiary is or will be required to place (or under which any other Person may place) a lien upon any of its material properties securing Indebtedness either upon demand or upon the happening of a condition, with or without such demand.

4.7.3                     Foreign Qualifications.  Each of Borrower, Bank and the other Subsidiaries of Borrower is duly qualified as a foreign corporation to transact business and is each in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or be in good standing would not result in any Material Adverse Effect on Borrower, Bank and the other Subsidiaries of Borrower, considered as one enterprise.

4.8                               No Misstatement.  No information, exhibit, report, schedule or document, when viewed together as a whole, furnished by Borrower to Purchasers in connection with the negotiation, execution or performance of this Agreement contains any untrue statement of a material fact, or omits to state a material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances when made or furnished to Purchasers and as of the Closing Date.

4.9                               Representations and Warranties Generally.  The representations and warranties set forth in this Agreement will be true and correct (a) on the date of this Agreement and (b) as of the date of the Disbursement.  All representations and warranties made in this Agreement or in any certificate or other document delivered to Purchasers by or on behalf of Borrower pursuant to or in connection with this Agreement shall be deemed to have been relied upon by each Purchaser notwithstanding a Purchaser’s review of any documents or materials delivered by Borrower to a Purchaser pursuant to the terms hereof and notwithstanding any investigation heretofore or hereafter made by Purchasers or on their behalf (and Borrower hereby acknowledges such reliance by each Purchaser).

5.                                      GENERAL COVENANTS, CONDITIONS AND AGREEMENTS.

Borrower hereby covenants and agrees with each Purchaser as follows:

5.1                               Compliance with Transaction Documents.  Borrower shall comply with, observe and timely perform each and every one of the covenants, agreements and obligations under the Agreement and the Senior Notes.

5.2                               Affiliate Transactions.  Borrower shall not itself, nor shall it cause, permit or allow any Subsidiary to enter into any transaction, including, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate of Borrower except in the ordinary course of business and pursuant to the reasonable requirements of Borrower’s or such Affiliate’s business and upon terms consistent with applicable laws and regulations and reasonably found by the appropriate board(s) of directors to be fair and reasonable and no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate.

5.3                               Compliance with Laws.

5.3.1                     Generally.  Borrower shall comply and cause Bank and each other Subsidiary to comply in all material respects with all applicable statutes, rules, regulations, orders and restrictions in respect of the conduct of their respective businesses and the ownership of their respective properties, except, in each case, where such noncompliance would not reasonably be expected to have a Material Adverse Effect on Borrower, Bank and/or such other Subsidiary.

5.3.2                     Regulated Activities.  Borrower shall not itself, nor shall it cause, permit or allow Bank or any other Subsidiary to (a) engage in any business or activity not permitted by all applicable laws and regulations or (b) make any loan or advance secured by the capital stock of another bank or depository institution, or acquire the capital stock, assets or obligations of or any interest in another bank or depository institution, in each case other than in accordance with applicable laws and regulations and safe and sound banking practices.

5.3.3                     Taxes.  Borrower shall, and shall cause Bank and any other Subsidiary to, promptly pay and discharge all taxes, assessments and other governmental charges imposed upon Borrower, Bank or any other Subsidiary or upon the income, profits, or property of Borrower or any Subsidiary and all claims for labor, material or supplies which, if unpaid, might by law become a lien or charge upon the property of Borrower, Bank or any other Subsidiary.  Notwithstanding the foregoing, none of Borrower, Bank or any other Subsidiary shall be required to pay any such tax, assessment, charge or claim, so long as the validity thereof shall be contested in good faith by appropriate proceedings, and appropriate reserves therefor shall be maintained on the books of Borrower, Bank and such other Subsidiary.

5.3.4                     Environmental Matters.  Except as would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Borrower, Bank or any other Subsidiary, Borrower shall: (a) exercise, and cause Bank and each other Subsidiary to exercise, due diligence in order to comply in all material respects with all Hazardous Materials Laws; and (b) promptly take any and all necessary remedial action in connection with any Condition or Release caused by Borrower, Bank or any other Subsidiary on, under or about any Property in order to comply in all material respects with all applicable Hazardous Materials Laws; provided, however, that Borrower shall not be deemed to be in breach of the foregoing covenant if and to the extent it has not taken such remedial actions due to (x) its diligent pursuit of an available statutory or administrative exemption from compliance with the relevant Hazardous Materials Law from the appropriate Governmental Agency (and no penalties for non-compliance with the relevant Hazardous Materials Law(s) shall accrue as a result of such non-compliance, without rebate or waiver if such exemption or waiver is granted), or (y) is actively and diligently contesting in good faith any Governmental Agency’s order, determination or decree with respect to the applicability or interpretation of any such relevant Hazardous Materials Law and/or the actions required under such laws or regulations in respect of such Condition or Release.  In the event Borrower, Bank or any other Subsidiary undertakes any remedial action with respect to such Hazardous Material on, under or about any Property, Borrower, Bank or such other Subsidiary shall conduct and complete such remedial action in compliance with all applicable Hazardous Materials Laws and in accordance with applicable risk-based cleanup standards prescribed by Hazardous Materials Laws.

5.3.5                     Corporate Existence.  Borrower shall do or cause to be done all things reasonably necessary to maintain, preserve and renew its corporate existence and that of Bank and the other Subsidiaries and its and their rights and franchises, and comply in all material respects with all related laws applicable to Borrower, Bank or the other Subsidiaries; provided, however, that Borrower may consummate a merger or consolidation in accordance with Section 5.3.2.

5.3.6                     Use of Proceeds; Margin Regulations.  The Borrower will apply the proceeds of the sale of the Senior Notes as set forth in this Agreement.  No part of the proceeds from the sale of the Senior Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Borrower in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220).  Margin stock does not constitute more than twenty-five percent (25%) of the value of the consolidated assets of the Borrower and its Subsidiaries and the Borrower does not have any present intention that margin stock will constitute more than twenty-five percent (25%) of the value of such assets.  As used in this Section 5.3.6, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

5.4                               Dividends, Payments, and Guarantees during Event of Default.  During the continuance of an Event of Default, Borrower agrees not to (a) declare or pay any dividends on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock; (b) make any payment of principal of, or interest or premium, if any, on, or repay, repurchase or redeem any of Borrower’s debt that ranks equal with or junior to the Senior Notes; or (c) make any payments under any guarantee that ranks equal with or junior to the Senior Notes, other than (i) any dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, Borrower’s common stock; (ii) any declaration of a dividend in connection with the implementation of a stockholders’ rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto; (iii) as a result of a reclassification of Borrower’s capital stock or the exchange or conversion of one class or series of Borrower’s capital stock for another class or series of Borrower’s capital stock; (iv) the purchase of fractional interests in shares of Borrower’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; (v) purchases of Borrower’s common stock related to the issuance of common stock or rights under any of benefit plans for Borrower’s directors, officers or employees or any of Borrower’s dividend reinvestment plans; or (vi) distributions to common stock shareholders of Borrower in an amount sufficient to enable such shareholders to pay any personal tax liability associated with the income earned by Borrower, the Bank and any other Subsidiaries.

5.5                               Limitation upon Disposition of Voting Stock of Bank. Except as set forth below, Borrower will not sell, assign, pledge, transfer or otherwise dispose of, or permit the issuance of, or permit a direct or indirect majority owned entity of Borrower to sell, assign, pledge, transfer or otherwise dispose of, any shares of Voting Stock or any securities convertible into or options, warrants or rights to subscribe for or purchase shares of Voting Stock of (a) Bank, or (b) any Subsidiary which owns shares of Voting Stock or any securities convertible into or options, warrants or rights to subscribe for or purchase shares of Voting Stock of Bank; provided, however, that nothing in this Section 5.5 shall prohibit any dispositions made by Borrower or any Subsidiary (i) acting in a fiduciary capacity for any person other than Borrower or any Subsidiary, or (ii) to Borrower or any of its wholly-owned Subsidiaries.  Notwithstanding the foregoing, sales, assignments, pledges, transfers, issuances or other dispositions of shares of Voting Stock or securities convertible into or options, warrants or rights to subscribe for or purchase shares of Voting Stock of Bank or any Subsidiary which owns shares of Voting Stock or any securities convertible into or options, warrants or rights to subscribe for or purchase shares of Voting Stock of Bank, may be made where: (A) the sales, assignments, pledges, transfers, issuances or other dispositions are made, in the minimum amount required by law, to any Person for the purpose of the qualification of such Person to serve as a director; or (B) the sales, assignments, pledges, transfers, issuances or other dispositions are made in compliance with an order of a court or regulatory authority of competent jurisdiction; or (C) the sales, assignments, pledges, transfers, issuances or other dispositions are made in connection with a merger or consolidation of Bank with or into a wholly-owned subsidiary of Bank or Borrower if, after such merger or consolidation with such entity, Borrower owns, directly or indirectly, not less than the percentage of Voting Stock of the surviving entity of such transaction as it owned of Bank prior to such transaction; or (D) the sales, assignments, pledges, transfers, issuances or other dispositions are for fair market value (as determined by the board of directors of Borrower) and, after giving effect to such disposition or issuance and any potential dilution, Borrower and its wholly-owned Subsidiaries will own directly not less than 80% of the Voting Stock of Bank or such Subsidiary; or (E) Bank sells additional shares of Voting Stock to its stockholders at any price, if, after such sale, Borrower owns, directly or indirectly, not less than the percentage of Voting Stock of Bank it owned prior to such sale; or (F) a pledge is made or a lien is created to secure loans or other extensions of credit by Bank subject to Section 23A of the Federal Reserve Act.

5.6                               Limitation upon Creation of Liens on Capital Stock of Bank.  Except as provided in Section 5.5 hereof, Borrower will not at any time, directly or indirectly, create, assume, incur or suffer to be created, assumed or incurred or to exist any mortgage, pledge, encumbrance or lien or charge of any kind upon (1) any shares of capital stock of Bank (other than directors’ qualifying shares), or (2) any shares of capital stock of a Subsidiary which owns capital stock of Bank; provided, however, that, notwithstanding the foregoing, Borrower may incur or suffer to be incurred or to exist upon such capital stock (a) liens for taxes, assessments or other governmental charges or levies which are not yet due or are payable without penalty or of which the amount, applicability or validity is being contested by Borrower in good faith by appropriate proceedings and Borrower shall have set aside on its books adequate reserves with respect thereto (segregated to the extent required by GAAP), or (b) the lien of any judgment, if such judgment shall not have remained undischarged, or unstayed on appeal or otherwise, for more than sixty (60) days.

5.7                               Absence of Control.  It is the intent of the parties to this Agreement that in no event shall Purchasers, by reason of this Agreement or the Senior Notes, be deemed to control, directly or indirectly, Borrower or any of its Subsidiaries, and Purchasers shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of Borrower or any of its Subsidiaries.

5.8                               Payment of Existing Debt.  Borrower agrees to use a portion of the Senior Debt to redeem the Existing Debt no later than the applicable maturity date thereof.

5.9                               Financial Statements.  Borrower shall timely file its quarterly consolidated financial statements for holding companies on Form FR Y-9C and shall provide copies of such filings to Purchasers within thirty (30) days of filing. Borrower shall also provide Purchasers with annual financial statements audited in accordance with GAAP within ninety (90) days of the end of the Borrower’s fiscal year.

5.10                        Secondary Market Transactions.  Each Purchaser shall have the right at any time and from time to time to securitize its Senior Notes or any portion thereof in a single asset securitization or a pooled loan securitization of rated single or multi-class securities secured by or evidencing ownership interests in the Senior Notes (each such securitization is referred to herein as a “Secondary Market Transaction”), provided, however, that the amount of Senior Notes used in any such Secondary Market Transaction shall be limited to an amount that will not cause Borrower to be deemed a co-issuer or a party whose financial or other information is required to be included in the offering materials or other reports relating to such securitization.  In connection with any such Secondary Market Transaction, Purchaser shall give Borrower prior written notice thereof and Borrower shall reasonably cooperate with Purchaser and otherwise reasonably assist Purchaser in satisfying the market standards to which Purchaser customarily adheres or which may be reasonably required in the marketplace or by applicable rating agencies in connection with any such Secondary Market Transaction, but in no event shall Borrower be required to incur any costs or expenses in connection therewith.  Subject to any written confidentiality obligation, including the terms of any nondisclosure agreement between

Purchaser and Borrower, all information regarding Borrower may be furnished to any Person reasonably deemed necessary by Purchaser in connection with participation in such Secondary Market Transaction.  All documents, financial statements, appraisals and other data relevant to Borrower or the Senior Notes may be retained by any such Person subject to the terms of any nondisclosure agreement between Purchaser and Borrower.

5.11                        Bloomberg.  Within thirty (30) days after Closing, Borrower will use its commercially reasonable efforts to have the Senior Notes quoted on Bloomberg.

5.12                        Global Senior Notes.

5.12.1              Provided that applicable depositary eligibility requirements are met and any requisite approval of any Governmental Agency has been obtained, upon the written election of the holders of at least Twenty Five Million ($25,000,000) in principal amount of outstanding Senior Notes, the Borrower shall use its commercially reasonable efforts to provide that the Senior Notes owned by Purchasers that are QIBs shall be issued in the form of one or more global senior notes (“Global Senior Notes”) registered in the name of The Depository Trust Company (“DTC”) or another organization registered as a clearing agency under the Exchange Act, and designated as depositary by the Borrower or any successor thereto (the “Depositary”) or a nominee thereof and delivered to such Depositary or a nominee thereof or custodian therefor.

5.12.2              Notwithstanding any other provision herein, no Global Senior Note may be exchanged in whole or in part for Senior Notes registered, and no transfer of a Global Senior Note in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Senior Note or a nominee thereof unless (i) such Depositary advises the Borrower in writing that such Depositary is no longer willing or able to properly discharge its responsibilities as Depositary with respect to such Global Senior Note, and no qualified successor is appointed by the Borrower within ninety (90) days of receipt by the Borrower of such notice, (ii) such Depositary ceases to be a clearing agency registered under the Exchange Act and no successor is appointed by the Borrower within ninety (90) days after obtaining knowledge of such event, (iii) the Borrower elects to terminate the book-entry system through the Depositary or (iv) an Event of Default shall have occurred and be continuing.  Upon the occurrence of any event specified in clause (i), (ii), (iii) or (iv) above, the Borrower or its agent shall notify the Depositary and instruct the Depositary to notify all owners of beneficial interests in such Global Senior Note of the occurrence of such event and of the availability of Senior Notes to such owners of beneficial interests requesting the same.

5.12.3              If any Global Senior Note is to be exchanged for other Senior Notes or canceled in part, or if another Senior Note is to be exchanged in whole or in part for a beneficial interest in any Global Senior Note, then either (i) such Global Senior Note shall be so surrendered for exchange or cancellation as provided in this Section 5.12 or (ii) the principal amount thereof shall be reduced or increased by an amount equal to the portion thereof to be so exchanged or canceled, or equal to the principal amount of such other Senior Note to be so exchanged for a beneficial interest therein, as the case may be, by means of an appropriate adjustment made on the records of the Borrower, whereupon the Borrower, in accordance with the applicable rules and procedures of the Depositary (“Applicable Depositary Procedures”),

shall instruct the Depositary or its authorized representative to make a corresponding adjustment to its records.  Upon any such surrender or adjustment of a Global Senior Note by the Depositary, accompanied by registration instructions, the Borrower shall execute and deliver any Senior Notes issuable in exchange for such Global Senior Note (or any portion thereof) in accordance with the instructions of the Depositary.

5.12.4              Every Senior Note executed and delivered upon registration of transfer of, or in exchange for or in lieu of, a Global Senior Note or any portion thereof shall be executed and delivered in the form of, and shall be, a Global Senior Note, unless such Senior Note is registered in the name of a Person other than the Depositary for such Global Senior Note or a nominee thereof.

5.12.5              The Depositary or its nominee, as the registered owner of a Global Senior Note, shall be the holder of such Global Senior Note for all purposes under the Senior Note, and owners of beneficial interests in a Global Senior Note shall hold such interests pursuant to Applicable Depositary Procedures.  Accordingly, any such owner’s beneficial interest in a Global Senior Note shall be shown only on, and the transfer of such interest shall be effected only through, records maintained by the Depositary or its nominee or its Depositary participants.

5.12.6              The rights of owners of beneficial interests in a Global Senior Note shall be exercised only through the Depositary and shall be limited to those established by law and agreements between such owners and the Depositary and/or its participants.

5.12.7              No holder of any beneficial interest in any Global Senior Note held on its behalf by a Depositary shall have any rights with respect to such Global Senior Note, and such Depositary may be treated by the Borrower and any agent of the Borrower as the owner of such Global Senior Note for all purposes whatsoever.  Neither the Borrower nor any agent of the Borrower will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Senior Note or maintaining, supervising or reviewing any records relating to such beneficial ownership interests.  Notwithstanding the foregoing, nothing herein shall prevent the Borrower or any agent of the Borrower from giving effect to any written certification, proxy or other authorization furnished by a Depositary or impair, as between a Depositary and such holders of beneficial interests, the operation of customary practices governing the exercise of the rights of the Depositary (or its nominee) as holder of any Senior Note.

5.13                        Line of Business.  The Borrower will not and will not permit any Subsidiary to engage in any business if, as a result, the general nature of the business in which the Borrower and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Borrower and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement, except as reasonably determined to be in the best interest of Borrower by its board of directors and that such change is not expected to result in a Material Adverse Effect.

5.14                        Terrorism Sanctions Regulations.  The Borrower (a) will not and will not permit any Subsidiary to become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the

Anti-Terrorism Order and (b) will take commercially reasonable steps to prevent Borrower and/or any Subsidiary from engaging in any dealings or transactions with any such Person.

6.                                      REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASERS.

Each Purchaser hereby represents and warrants to Borrower, severally and not jointly, as follows:

6.1                               Legal Power and Authority.  Purchaser has all necessary power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  Purchaser is an entity duly organized under the laws of its jurisdiction of organization.

6.2                               Agreement.  This Agreement has been duly and validly authorized, executed and delivered by Purchaser.

6.3                               No Conflicts.  Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated hereby will conflict with, violate, constitute a breach of or a default (with the passage of time or otherwise) under (i) any agreement to which Purchaser is party, (ii) any law applicable to Purchaser or (iii) any order, writ, judgment, injunction, decree, determination or award binding upon or affecting Purchaser.

6.4                               Purchase for Investment.  Purchaser is purchasing the Senior Note for its own account and not with a view to distribution and with no present intention of reselling, distributing or otherwise disposing of the same.  Purchaser has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for, or which is likely to compel, a disposition of the Senior Notes in any manner.

6.5                               Accredited Investor.  Purchaser is and will be on the Closing Date an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

6.6                               Qualified Institutional Buyer.  Each Purchaser is and will be on the Closing Date a “qualified institutional buyer” as such term is defined in Rule 144A promulgated under the Securities Act (“QIB”).

6.7                               Financial and Business Sophistication.  Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment in the Senior Notes.  Purchaser has relied solely upon its own knowledge of, and/or the advice of its own legal, financial or other advisors with regard to, the legal, financial, tax and other considerations involved in deciding to invest in the Senior Notes.

6.8                               Private Placement; No Registration of Securities.  Purchaser understands and acknowledges that the Senior Notes are being sold by Borrower without registration under the Securities Act in reliance on the exemption from federal and state registration set forth in, respectively, Rule 506 of Regulation D promulgated under Section 4(a)(2) of the Securities Act and state securities laws, and accordingly, may be resold, pledged or otherwise transferred only if exemptions from the Securities Act and applicable state securities laws are available to it.

Neither the Placement Agent nor Borrower has made or is making any representation, warranty or covenant, express or implied, as to the availability of any exemption from registration under the Securities Act or any applicable state securities laws for the resale, pledge or other transfer of the Senior Notes, or that the Senior Note(s) purchased by it will ever be able to be lawfully resold, pledged or otherwise transferred.

6.9                               Ability to Bear Economic Risk of Investment.  Purchaser recognizes that an investment in the Senior Notes involves substantial risk.  Purchaser has the ability to bear the economic risk of the prospective investment in the Senior Notes, including the ability to hold the Senior Notes indefinitely, and further including the ability to bear a complete loss of all of Purchaser’s investment in Borrower.

6.10                        No Offering Memorandum.  Purchaser acknowledges that: (i) Purchaser is not being provided with the disclosures that would be required if the offer and sale of the Senior Notes were registered under the Securities Act, nor is it being provided with any offering circular or prospectus prepared in connection with the offer and sale of the Senior Notes; (ii) Purchaser has conducted its own examination of Borrower and the Subsidiaries and the terms of the Senior Notes to the extent it deems necessary to make its decision to purchase the Senior Notes; and (iii) Purchaser has availed itself of available access to financial and other information concerning Borrower and its Subsidiaries to the extent it deems necessary to make its decision to purchase the Senior Notes, including access to the data room prepared by the Borrower and has had the opportunity to meet with and ask questions of the senior management of Borrower.

6.11                        Information.  Purchaser acknowledges that Purchaser and its advisors have been furnished with all materials relating to the business, finances and operations of Borrower that have been requested of it or its advisors and have been given the opportunity to ask questions of, and to receive answers from, persons acting on behalf of Borrower concerning the terms and conditions of the transactions contemplated by this Agreement in order to make an informed and voluntary decision to enter into this Agreement.

6.12                        Investment Decision.  Purchaser has made its own investment decision based upon its own judgment, due diligence and advice from such advisors as it has deemed necessary and not upon any view expressed by any other person or entity, including the Placement Agent.  Neither such inquiries nor any other due diligence investigations conducted by it or its advisors or representatives, if any, shall modify, amend or affect its right to rely on Borrower’s representations and warranties contained herein.  Purchaser is not relying upon, and has not relied upon, any advice, statement, representation or warranty made by any person or entity by or on behalf of Borrower, including, without limitation, the Placement Agent, except for the express statements, representations and warranties of Borrower made or contained in this Agreement.  Furthermore, Purchaser acknowledges (a) that the Placement Agent has not performed any due diligence review on behalf of Purchaser; and (b) nothing in this Agreement or any other materials presented by or on behalf of Borrower to Purchaser in connection with the purchase of the Senior Notes constitutes legal, tax or investment advice.

6.13                        Placement Agent.  Purchaser will purchase the Senior Note(s) directly from Borrower and not from the Placement Agent and understands that neither the Placement Agent nor any other broker or dealer has any obligation to make a market in the Senior Notes.

6.14                        Restrictions on Transfer.  Each of the Purchasers agrees with the Borrower (as to itself only) that until the first anniversary of the Closing (unless such Purchaser avails itself of another applicable exemption under the Securities Act) it will solicit offers for the Senior Notes only from, and will offer the Senior Notes only to, (A) in the case of offers inside the United States, persons whom the Purchasers reasonably believe to be QIBs or, if any such person is buying for one or more institutional accounts for which such person is acting as fiduciary or agent, only when such person has represented to the Purchasers that each such account is a QIB, to whom notice has been given that such sale or delivery is being made in reliance on Rule 144A, and, in each case, in transactions under Rule 144A and (B) in the case of offers outside the United States, to persons other than U.S. persons (which shall include dealers or other professional fiduciaries in the United States acting on a discretionary basis for non-U.S. beneficial owners (other than an estate or trust)).  To effect any such transfers, Borrower shall, upon the reasonable request of a Purchaser, provide the information set forth in Rule 144A(d)(4)(i) of the Securities Act or any applicable successor rule.

6.15                        Conduct of Subsequent Transfers.  Each Purchaser acknowledges that Borrower is not conducting any offering other than the sale to Purchasers set forth in this Agreement, and the Purchasers agree that any subsequent re-sale of the Senior Notes, including into a securitization, shall be done in a manner that does not create liability for the Borrower.

6.16                        Accuracy of Representations.  Purchaser understands that each of the Placement Agent and Borrower will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements in connection with the transactions contemplated by this Agreement, and agrees that if any of the representations or acknowledgements made by Purchaser are no longer accurate as of the Closing Date, or if any of the agreements made by Purchaser are breached on or prior to the Closing Date, Purchaser shall promptly notify the Placement Agent and Borrower.

7.                                      TERMINATION.  PURCHASERS MAY TERMINATE THIS AGREEMENT (A) AT ANY TIME PRIOR TO THE CLOSING DATE BY WRITTEN NOTICE SIGNED BY ALL PURCHASERS TO THE BORROWER IF THE PURCHASERS SHALL DECLINE TO PURCHASE THE SENIOR NOTES FOR ANY REASON PERMITTED BY THIS AGREEMENT OR (B) ON THE CLOSING DATE IF ANY CONDITION DESCRIBED IN SECTION 3.2 IS NOT FULFILLED OR WAIVED IN WRITING BY THE PURCHASERS ON OR PRIOR TO THE CLOSING DATE.  ANY TERMINATION PURSUANT TO THIS SECTION SHALL BE WITHOUT LIABILITY ON THE PART OF (X) THE BORROWER TO THE PURCHASERS OR (Y) THE PURCHASERS TO THE BORROWER.

8.                                      MISCELLANEOUS.

8.1                               Prohibition on Assignment.  Borrower may not assign, transfer or delegate any of its rights under this Agreement or the Senior Notes without the prior written consent of the holders of not less than sixty-seven percent (67%) in aggregate principal amount (excluding any Senior Notes held by the Borrower or any of its affiliates) of the Senior Notes at the time outstanding.

8.2                               Time of the Essence.  Time is of the essence of this Agreement.

8.3                               Waiver or Amendment.  No waiver or amendment of any term, provision, condition, covenant or agreement herein contained or in the Senior Notes shall be effective except with the consent of Borrower and the holders of not less than sixty-seven percent (67%) in aggregate principal amount (excluding any Senior Notes held by the Borrower or any of its Affiliates) of the Senior Notes at the time outstanding.  No failure to exercise or delay in exercising, by a Purchaser or any holder of the Senior Notes, of any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right or remedy provided by law.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any right or remedy provided by law or equity.  No notice or demand on Borrower in any case shall, in itself, entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Purchasers to any other or further action in any circumstances without notice or demand.  No consent or waiver, expressed or implied, by Purchasers to or of any breach or default by Borrower in the performance of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of the same or any other obligations of Borrower hereunder.  Failure on the part of Purchasers to complain of any acts or failure to act or to declare an Event of Default, irrespective of how long such failure continues, shall not constitute a waiver by Purchasers of their rights hereunder or impair any rights, powers or remedies on account of any breach or default by Borrower.

8.4                               Event of Default; Other Remedies.

8.4.1                     Upon any Senior Notes becoming due and payable as a result of the occurrence and/or continuation of an Event of Default, whether automatically or by declaration, such Senior Notes will forthwith mature and the entire unpaid principal amount of such Senior Notes, plus all accrued and unpaid interest thereon and any additional amount (calculated as of the date the Senior Notes became due and payable) that would have been due had Borrower exercised its optional redemption rights under Section 2.5 of this Agreement and Section 3 of the Senior Notes, shall be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.  The Borrower acknowledges, and the parties hereto agree, that each holder of a Senior Note has the right to maintain its investment in the Senior Notes free from repayment by the Borrower (except as herein specifically provided for).  For the avoidance of doubt nothing contained in this Section 8.4 shall prevent the Borrower from exercising its rights under Section 2.5 of this Agreement and Section 3 of the Senior Notes.

8.4.2                     In addition to the right of acceleration specified in the Senior Notes, upon the occurrence and continuation of an Event of Default, and irrespective of whether any Senior Notes have become or have been declared immediately due and payable, the holder of any Senior Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Senior Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

8.4.3                     At any time after any Senior Notes have been declared due and payable pursuant to their terms, the holders of not less than seventy-six percent (76%) in principal amount of the Senior Notes then outstanding, by written notice to the Borrower, may rescind and annul any such declaration and its consequences if (a) the Borrower has paid all overdue interest on the Senior Notes, (b) neither the Borrower nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Senior Notes.  No rescission and annulment under this Section 8.4.3 will extend to or affect any subsequent Event of Default or impair any right consequent thereon.

8.4.4                     No course of dealing and no delay on the part of any holder of any Senior Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies.  No right, power or remedy conferred by this Agreement or by any Senior Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.  Without limiting the obligations of the Borrower hereunder, the Borrower will pay to the holder of each Senior Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection hereunder, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

8.5                               Registration, Exchange, and Substitution of Senior Notes.

8.5.1                     Registration of Notes. The Borrower shall keep at its principal executive office a register for the registration and registration of transfers of Senior Notes.  The name and address of each holder of one or more Senior Notes, each transfer thereof and the name and address of each transferee of one or more Senior Notes shall be registered in such register.  Prior to due presentment for registration of transfer, the Person in whose name any Senior Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Borrower shall not be affected by any notice or knowledge to the contrary.  The Borrower shall give to any holder of a Senior Note promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Senior Notes.

8.5.2                     Transfer and Exchange of Notes.  Upon surrender of any Senior Note to the Borrower at the address and to the attention of the designated officer (all as specified in this Agreement), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Senior Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Senior Note or part thereof), within ten (10) Business Days thereafter, the Borrower shall execute and deliver, at the Borrower’s expense (except as provided below), one or more new Senior Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Senior Note.  Each such new Senior Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit A.  Each such new Senior Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Senior Note or dated the date of the surrendered Note if no interest shall have been paid thereon.  The Borrower may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Senior Notes.  Senior Notes shall be transferred only in authorized denominations and in a minimum amount of One Hundred Thousand Dollars ($100,000).  Any transferee, by its acceptance of Senior Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Sections 6.5 and 6.6.

8.5.3                     Replacement of Notes.  Upon receipt by the Borrower at the address and to the attention of the designated officer (all as specified in this Agreement) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Senior Note (which evidence shall be, in the case of a holder of Senior Notes, notice from such holder of such ownership and such loss, theft, destruction or mutilation), and

(a)                                 in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Senior Note is, or is a nominee for, an original Purchaser or another holder of a Senior Note with a minimum net worth of at least the principal amount of the replaced Senior Note or a QIB, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)                                 in the case of mutilation, upon surrender and cancellation thereof,

within ten (10) Business Days thereafter, the Borrower at its own expense shall execute and deliver, in lieu thereof, a new Senior Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Senior Note or dated the date of such lost, stolen, destroyed or mutilated Senior Note if no interest shall have been paid thereon.

8.6                               Notes Held by Borrower, etc.  Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Senior Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Senior Notes, or have directed the taking of any action provided herein or in the Senior Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Senior Notes then outstanding, Senior Notes directly or indirectly owned by the Borrower or any of its Affiliates shall be deemed not to be outstanding.

8.7                               Severability.  Any provision of this Agreement which is unenforceable or invalid or contrary to law, or the inclusion of which would adversely affect the validity, legality or enforcement of this Agreement, shall be of no effect and, in such case, all the remaining terms and provisions of this Agreement shall subsist and be fully effective according to the tenor of this Agreement the same as though any such invalid portion had never been included herein.  Notwithstanding any of the foregoing to the contrary, if any provisions of this Agreement or the application thereof are held invalid or unenforceable only as to particular Persons or situations, the remainder of this Agreement, and the application of such provision to Persons or situations other than those to which it shall have been held invalid or unenforceable, shall not be affected thereby, but shall continue valid and enforceable to the fullest extent permitted by law.

8.8                               Revival of Liabilities.  To the extent that a Purchaser receives any payment on account of Borrower’s Liabilities and any such payment(s) and/or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, subordinated and/or required to be repaid to a trustee, receiver or any other Person under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment(s) or proceeds received, Borrower’s Liabilities or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment(s) and/or proceeds had not been received by a Purchaser and applied on account of Borrower’s Liabilities; provided, however, if a Purchaser successfully contests any such invalidation, declaration, set aside, subordination or other order to pay any such payment and/or proceeds to any third party, the revived Borrower’s Liabilities shall be deemed satisfied.

8.9                               Notices.  Any notice which any party hereto may be required or may desire to give hereunder shall be deemed to have been given if in writing and if delivered personally, or if mailed, postage prepaid, by United States registered or certified mail, return receipt requested, or if delivered by a responsible overnight courier, addressed:

if to Borrower:	Luther Burbank Corporation
804 Fourth Street
Santa Rosa, CA, 95404
Attention: Corporate Secretary

with a copy to:	Luther Burbank Savings 1500 Rosecrans Avenue, Suite 300 Manhattan Beach, CA 90291 Attention: General Counsel

if to Purchasers:	To the addresses indicated on Schedule I

or to such other address or addresses as the party to be given notice may have furnished in writing to the party seeking or desiring to give notice, as a place for the giving of notice, provided that no change in address shall be effective until seven (7) days after being given to the other party in the manner provided for above.  Any notice given in accordance with the foregoing shall be deemed given when delivered personally or, if mailed, five (5) Business Days after it shall have been deposited in the United States mails as aforesaid or, if sent by overnight courier, the Business Day following the date of delivery to such courier.

8.10                        Successors and Assigns.  This Agreement shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns except that, unless prior written consent to an assignment is provided as set forth in Section 8.1, no assignment made in violation of this Agreement shall be effective or confer any rights on any purported assignee.

8.11                        No Joint Venture.  Nothing contained herein or in any document executed pursuant hereto and no action or inaction whatsoever on the part of a Purchaser, shall be deemed to make a Purchaser a partner or joint venturer with Borrower.

8.12                        Documentation; Reproduction of Documents.

8.12.1              All documents and other matters required by any of the provisions of this Agreement to be submitted or furnished to a Purchaser shall be in form and substance satisfactory to such Purchaser.

8.12.2              This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Senior Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced.  The Borrower agrees and stipulates that, to the extent permitted by applicable law and subject to appropriate protective orders to protect the confidentiality of such information, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.  This Section 8.11.2 shall not prohibit the Borrower or any other holder of Senior Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

8.13                        Confidential Information.  For the purposes of this Section 8.12, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Borrower or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being, or which information would under the circumstances appear to a reasonable person to be, Confidential Information of the Borrower or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Borrower or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser hereunder that are otherwise publicly available.  Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Senior Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 8.12, (iii) any other holder of any Senior Note, (iv) any qualified investor to which it sells or offers to sell such Senior Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 8.12), (v) any Person from which it offers to purchase any security of the Borrower (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 8.12), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Senior Notes and this Agreement; provided, however, that prior to making such delivery or disclosure of Confidential Information Purchaser shall provide prompt written notice thereof to Borrower.  Each holder of a Senior Note, by its acceptance of a Senior Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 8.12 as though it were a party to this Agreement.  On reasonable request by the Borrower in connection with the delivery to any holder of a Senior Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Borrower embodying the provisions of this Section 8.12.

8.14                        Entire Agreement.  This Agreement and the Senior Notes constitute the entire agreement between the parties hereto with respect to the subject matter hereof and may not be modified or amended in any manner other than by supplemental written agreement executed by the parties hereto.  No party, in entering into this Agreement, has relied upon any representation, warranty, covenant, condition or other term that is not set forth in this Agreement or in the Senior Notes.

8.15                        Accounting Terms.  All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP.  Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP.

8.16                        Choice of Law; Venue.  This Agreement and the Senior Notes shall be governed by and construed in accordance with the internal laws of California.  Nothing herein shall be deemed to limit any rights, powers or privileges which a party hereto may have pursuant to any law of the United States of America or any rule, regulation or order of any department or agency thereof and nothing herein shall be deemed to make unlawful any transaction or conduct by a party hereto which is lawful pursuant to, or which is permitted by, any of the foregoing.  Each of the parties hereto consents to personal jurisdiction in California and voluntarily submits to the jurisdiction of the Sonoma county courts of California in any action or proceeding with respect to this Agreement, as well as the jurisdiction of the federal district court of the Northern District of California

8.17                        No Third Party Beneficiary.  This Agreement is made for the sole benefit of Borrower and Purchasers, and no other person shall be deemed to have any privity of contract hereunder nor any right to rely hereon to any extent or for any purpose whatsoever, nor shall any other person have any right of action of any kind hereon or be deemed to be a third party beneficiary hereunder.

8.18                        Legal Tender of United States.  All payments hereunder shall be made in coin or currency which at the time of payment is legal tender in the United States of America for public and private debts.

8.19                        Captions; Counterparts.  Captions contained in this Agreement in no way define, limit or extend the scope or intent of their respective provisions.  This Agreement may be executed by facsimile and in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

8.20                        Knowledge; Discretion.  All references herein to a Purchaser’s or the Borrower’s knowledge shall be deemed to mean the knowledge of such party based on commercially reasonable inquiry.  All references herein to Borrower’s knowledge shall be deemed to refer to the knowledge of Borrower and each Subsidiary.  Unless specified to the contrary herein, all references herein to an exercise of discretion or judgment by a Purchaser, to the making of a determination or designation by a Purchaser, to the application of a Purchaser’s discretion or opinion, to the granting or withholding of a Purchaser’s consent or approval, to the consideration of whether a matter or thing is satisfactory or acceptable to a Purchaser, or otherwise involving the decision making of a Purchaser, shall be deemed to mean that such Purchaser shall decide using the sole discretion or judgment of such Purchaser.

8.21                        Waiver Of Right To Jury Trial.  TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, BORROWER AND EACH PURCHASER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH THIS AGREEMENT OR THE SENIOR NOTES, OR ANY OTHER STATEMENTS OR ACTIONS OF BORROWER OR PURCHASERS.  BORROWER AND EACH PURCHASER ACKNOWLEDGE THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL.  BORROWER AND EACH PURCHASER FURTHER ACKNOWLEDGE THAT (a) IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER, (b) THIS WAIVER HAS BEEN REVIEWED BY BORROWER (AND BORROWER’S COUNSEL) AND EACH PURCHASER (AND EACH PURCHASER’S COUNSEL) AND IS A MATERIAL INDUCEMENT FOR BORROWER AND EACH PURCHASER TO ENTER INTO THIS AGREEMENT AND THE SENIOR NOTES AND (c) THIS WAIVER SHALL BE EFFECTIVE AS TO EACH OF SUCH TRANSACTION DOCUMENTS AS IF FULLY INCORPORATED THEREIN.

8.22                        Expenses.  Except as otherwise provided in this Section 8.21, each of the parties will bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement, except that Borrower shall bear, and upon request by Purchasers, reimburse Purchasers for all reasonable out of pocket fees and expenses of attorneys incurred by Purchasers and their Affiliates in connection with the negotiation and preparation of this Agreement and the consummation of the sale of the Senior Notes by Borrower to Purchasers; provided, such amount shall not exceed $25,000 in the aggregate.  In addition, if applicable, Borrower shall bear and be responsible for trustee’s fees of up to $4,000 upon Closing and $2,000 per year thereafter as well as expenses incurred in causing the Senior Notes to be DTC eligible.

8.23                        Survival. Each of the representations and warranties set forth in this Agreement shall survive the consummation of the transactions contemplated hereby for a period of one (1) year after the date hereof.  Except as otherwise provided herein, all covenants and agreements contained herein shall survive until, by their respective terms, they are no longer operative.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Senior Note Purchase Agreement to be executed under seal by their duly authorized representatives as of the date first written above.

BORROWER:	Luther Burbank Corporation

By:
Name:
Title:

[Signature Page — Note Purchase Agreement]

1

PURCHASER:	[Purchaser]

By:
Name:
Title:

[Signature Page — Note Purchase Agreement]

2